Exhibit 99.1

IA GLOBAL RECEIVES NON-COMPLIANCE NOTIFICATION FROM AMEX

TAMPA, FL July 7, 2006/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) has received notice from The American Stock Exchange (AMEX) that AMEX has determined that the company is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted that the company’s shareholder’s equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in the last five fiscal years.

The notice is based on a review by the AMEX of the company’s Form 10-Q for the three months ended March 31, 2006, which publicly disclosed the financial status of the company at that time.

To maintain its AMEX listing, the company must submit a plan by July 17, 2006 advising AMEX of action it has taken, or will take that would bring the company into compliance with the continued listing standards within a maximum of 6 months from the date of notification by AMEX or December 16, 2006.

The company intends to submit a compliance plan to AMEX by July 17, 2006 for their review and approval. The company’s common stock continues to trade on AMEX.

The Company’s President, Mark Scott, said, “We have $2.8 million of debentures as of March 31, 2006 that convert into common stock by June 2008. In addition, we continue to focus on growing our Global Hotline business and its four significant contracts. Also, Global Hotline continues to negotiate $3.9 million in contractual penalties that was not recorded in the financial statements as revenues for the three months ended March 31, 2006. We also intend to increase the number of our majority-owned companies by acquiring primarily Japanese small to midsize companies in the telecommunication and technology areas. Finally, we continue to evaluate funding options.”

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the telecommunication and technology markets. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan.

For further information, contact:

Mark Scott, President and CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Specifically, the comments about Global Hotline and its four significant contracts and penalties, acquisitions, funding and convertible debentures are forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.